THE TAIWAN FUND, INC. REVIEW

May 2005

HSBC Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371

Portfolio Review

Market overview and portfolio performance

In May, the Taiwan Stock Exchange Index (the “TAIEX”) advanced 3.5% in U.S. dollar terms, while the Fund advanced 4.5%. Foreign investors were net buyers with net buying amounting to US$4.1 billion; however, proprietary traders and local mutual funds were net sellers with net selling amounting to US$0.4 billion. On Taiwan’s economic front, slower private investments and export growth in the first quarter of 2005 dragged down its Gross Domestic Product (“GDP”) by 2.54%. With respect to sector performance, the tourism sector was the best performer, outperforming the TAIEX by 10.3%, which was likely attributable to China easing its foreign travel policy to allow Chinese tourists to visit Taiwan and the perceived improvement of the political sentiment across the Taiwan Strait. Also, technology shares outperformed the TAIEX by 4.5%, partially as a result of foreign investors buying large market capitalization stocks to position for the second phase of re-weighting of the Morgan Stanley Capital International (“MSCI”) Emerging Market Index. The steel sector was the poorest performer, underperforming the TAIEX by 9.6% due to concern over steel price softness, followed by the transportation sector, down 9.0% due to concern of possibly having reached a cyclical peak. Among other sectors, the lack of share catalysts in the construction, automotive and financial sectors resulted in shares underperforming the TAIEX by 7.9%, 5.9% and 1.8%, respectively. Based on an attribution analysis of the Fund’s performance, sector allocation brought positive contribution of 1.40%, but stock selection brought a negative contribution of 0.01%. The Fund’s overweight position in the Integrated Circuit (“IC”) design sector and underweight position in the petrochemical sector positively contributed to the Fund’s performance, while underweight positions in the foundry & packaging and certain Information Technology (“IT”) sectors brought negative contributions of 0.12% and 0.08%, respectively.

Market outlook and portfolio strategy

Considering the moderate economic growth globally in 2005 and increasing output from new capacities, cyclical sectors may have already reached their cyclical peaks and margins may contract and earnings may decline in the coming few quarters. On the other hand, several technology companies continued to deliver stronger than expected sales and corporates provided positive guidance for the coming two quarters. Several sub groups in the technology sector may have bottomed out in the first quarter of 2005 and will likely enjoy an uptrend toward the fourth quarter of 2005. Since GDP growth in the first quarter of 2005 turned out to be lower than expected, the government has launched a stimulus program to boost domestic demand, including increasing spending on infrastructures. Considering the improving sentiment toward cross-Strait relations and continuing foreign buying, the market may have 5% to 10% upside before the end of 2005. We plan to add selective stocks in the technology sector that appear to have better value and switch out some stocks that appear to have already discounted positives for the second half. Our main focus will be technology stocks with stable earnings growth in 2005 and with attractive valuations. We will also continue to add some weighting in quality small-capitalization stocks with growth potential in the coming year.

Total Fund Sector Allocation

	% of	% of
As of 05/31/05	Total Fund	TAIEX

Semiconductor	25.9	19.10
Electronics	18.6	9.98
PC & Peripherals	13.5	14.54
Telecommunications	12.3	7.11
Finance	12.2	19.35
Plastics	7.4	10.66
Iron & Steel	3.7	3.13
Shipping	2.2	2.80
Automobiles, Tires & Accessories	0.0	1.28
Textiles & Apparel	0.0	1.55
Chemicals	0.0	1.37
Retail	0.0	0.78
Electrical Equipment	0.0	1.15
Cement	0.0	0.83
Wire & Cable	0.0	0.54
Others + Miscellaneous	0.0	5.83
Total	95.80	100.00
Cash	4.20

Technology	70.30	50.73
Non-Technology	13.30	29.92
Financial	12.20	19.35

Total Net Assets: US$243.43Million

Top 10 Holdings of Total Fund Portfolio

As of 05/31/05	% of Total Portfolio

MediaTek, Inc.	6.43

Taiwan Semiconductor Manufacturing Co.	6.15

Asustek Computer, Inc.	5.71

Hon Hai Precision Industry Co. Ltd.	5.63

Powerchip Semiconductor Corp.	4.03

Cathay Financial Holding Co. Ltd.	3.95

Chinatrust Financial Holding Co. Ltd.	3.95

Au Optronics Corp.	3.91

Zyxel Communications Corp.	3.76

China Steel Corp.	3.71

Total	47.23

NAV: US$14.87	Price: US$12.97	Discount: -12.78%
No. of Shares: 16.4Million

Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	4.57	3.52
Fiscal Year to Date**	16.64	13.87
One Year	8.25	7.48
Three Years	4.12	5.07
Five years	-9.44	-7.85
Ten Years	-0.58	-1.39
Since Inception	9.83	10.78

*Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the TAIEX are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

Premium/Discount of TWN

Market Data

	As of 04/30/05	As of 05/31/05
TAIEX	5818.07	6011.56
% change in NTD terms	-3.13	3.33
% change in USD terms	-2.30	3.52
NTD Daily avg. trading volume (In Billions)	60.26	62.96
USD Daily avg. trading volume (In Billions)	1.93	2.02
NTD Market Capitalization (In Billions)	13987.81	13616.68
USD Market Capitalization (In Billions)	447.75	436.71
FX Rate: (NT$/US$)	31.24	31.18

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.

Lead Fund Manager: Victor Shih
Deputy Fund Manager: Sally Chang

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